Exhibit 99.2

Additional Information about Non-GAAP Financial Measures Available on the Corporation’s Web site

From time to time management may publicly disclose certain “non-GAAP financial measures” in the course of our financial presentations, earnings releases, earnings conference calls, and otherwise. For these purposes, the SEC defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements, and vice versa for measures that include amounts, or is subject to adjustments that effectively include amounts, that are excluded from the most directly comparable measure so calculated and presented. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.

Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we will also generally present, on this Web site, the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

One such non-GAAP financial measure we may present from time to time is Earnings before Interest, Income Taxes, Depreciation, Depletion and Amortization (“EBITDA”). EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net earnings (loss), operating earnings (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, the Corporation’s management believes that EBITDA may provide additional information with respect to the Corporation’s performance or ability to meet its future debt service, capital expenditures and working capital requirements. Because EBITDA excludes some, but not all, items that affect net earnings and may vary among companies, the EBITDA presented by Martin Marietta Materials may not be comparable to similarly titled measures of other companies. Martin Marietta Materials calculates EBITDA as:

Net earnings (loss) before interest expense, income tax expense (benefit) and depreciation, depletion and amortization expense. EBITDA is also before the cumulative effect of a change in accounting principle, if applicable.

The following tables present Martin Marietta Materials’ reconciliations between net income and net cash provided by operating activities to EBITDA for the years 1994 to 2003, quarterly and year-to-date periods in 2003 and 2004 (all dollars in thousands):

Another non-GAAP financial measure we may present from time to time is Free Cash Flow. Martin Marietta Materials calculates Free Cash Flow as:

Net cash provided by operating activities less capital expenditures and dividends paid. Proceeds from divestitures of assets are then added to determine Free Cash Flow.

The following table reconciles net cash provided by operating activities to free cash flow for the years 2000 to 2003 (all dollars in thousands.)